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                                                                     EXHIBIT 4.4

                             MODIFICATION AGREEMENT



         THIS MODIFICATION AGREEMENT made as of the 28th day of August, 2000 by and among CHEQUEMATE INTERNATIONAL, INC., d/b/a C-3D DIGITAL, INC., a Utah corporation (the "COMPANY"), and CROOKS HOLLOW ROAD, LLC, a Cayman Islands limited liability company ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have previously executed and delivered the Transaction Documents, as more particularly defined in the Securities Purchase Agreement dated May 10, 2000 (a copy of which has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Form 8-K dated May 26, 2000; and

         WHEREAS, the Purchaser desires to modify certain terms and provisions of the Securities Purchase Agreement; and

         WHEREAS, the Company has determined that certain of the representations made by the Company and set forth in the transaction documents were inadvertently in error and did not fully set forth, and/or incorrectly set forth certain facts about the Company and its outstanding contractual obligations, including specifically, but not by way of limitation, representations as to the number of options or warrants to acquire shares outstanding, the nature and extent of contractual obligations to register shares of stock in the Company either outstanding or which the Company is contractually obligated to issue, under the Securities Act of 1933 (hereinafter collectively referred to as the "inaccuracies"); and

         WHEREAS, the Purchaser is willing to waive its rights with respect to and as a result of the inaccuracies, in exchange for the Company's agreement to the modifications to the transaction documents as set forth in this modification agreement;

         NOW , THEREFORE, it is agreed by and between the parties as follows:

         1. Section 1 of the Securities Purchase Agreement is hereby amended to read as follows:

                  "1. PURCHASE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell, and Purchaser agrees to acquire, seven hundred eighty-eight thousand seven hundred thirty-two (788,732) fully paid and non-assessable shares (the "INITIAL SHARES") at $3.55 per share, in exchange for Purchaser's payment to

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                           the Company of aggregate consideration of Two
                           Million Eight Hundred Thousand Dollars
                           ($2,800,000) (the "PURCHASE PRICE")."

         2. Section 2.2(c) of the Securities Purchase Agreement is hereby amended to read as follows:

                           "(c) "INITIAL CLOSING PRICE" shall mean 80% of the average Closing Bid Price for the ten (10) consecutive Business Days immediately prior to the date of the Initial Closing (i.e. $3.55).

         3. Section 2.3 of the Securities Purchase Agreement is hereby amended to read as follows:

                           "2.3 FIRST REPRICING PERIOD. The "FIRST REPRICING PERIOD" shall commence on the later of (a) the day that is sixty (60) days after the Closing Date, or
                           (b) the Effective Date, and end twenty (20) trading days after such date. If the lowest average Closing Bid Price for any five (5) Business Days (not necessarily consecutive) during the First Repricing Period (the "FIRST REPRICING PRICE"), is not equal to or greater than 120% of the Initial Closing Price, then one-third (1/3) of the Initial Shares shall be repriced (the "FIRST REPRICED SHARES"). The Company shall issue to Purchaser the number of additional Shares as determined according to the following formula:

((1.20 x Initial Closing Price) - First Repricing Price) x (# of the First Repriced Shares) / First Repricing Price.

         4. The number of Warrants to be issued pursuant to the Securities Purchase Agreement, as modified by this Modification Agreement is 157,746, and the Warrants initially issued and the additional Warrants issuable pursuant to this Modification Agreement, shall be deemed to be an exercise price of $5.32.

         5. Paragraph 5(b) of the Registration Rights Agreement is hereby amended to read as follows:

                           "(b) The Company shall not on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to Investor in this Agreement or otherwise conflicts with the provisions hereof. Except as otherwise provided for in SCHEDULE 5(b), the Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any person. Except as otherwise provided for in this SECTION 5, and without limiting the generality of the foregoing, without the written consent of Investor, the Company shall not grant to any person the right to request the Company to

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                                    Register any securities of the Company
                                    under the Securities Act unless the
                                    rights so granted are subject in all
                                    respects to the prior rights in full of
                                    Investor set forth herein, and are not
                                    otherwise in conflict or inconsistent
                                    with the provisions of this Agreement and the other Transaction Documents. It shall be a condition of the inclusion of each of the existing registration rights set forth in items numbered 1 and 2 on
                                    Schedule 5(b) in the Registration
                                    Statement, that the Company use its best efforts to cause the holder of such securities to execute an agreement in form acceptable to counsel for the Investor, agreeing not to publicly sell or otherwise transfer any of their registrable securities until thirty (30) days after the conclusion of the Final Repricing Period pursuant to the Securities Purchase Agreement."

         6. Notwithstanding PARA 8.3 and 8.4 of the Securities Purchase Agreement, the Company is granted the right to sell to one accredited investor up to $15,000,000 of Common Stock during the next eighteen (18) months at a price equal to or greater than 85% of the Market Price of the Common Stock.

         7. In consideration for the Company's execution of the Modification Agreement, Purchaser hereby waives its rights with respect to, and as a result of, the inaccuracies.

         8. Except as specifically set forth herein, nothing contained herein shall in any way be deemed to effect or modify the warranties, rights and obligations of the respective parties as set forth in the Transaction Documents.

         9. As hereby modified and amended, the Transaction Documents remain in full force and effect.

         10. The Company undertakes, within ten (10) Business Days, to file any necessary amendment to the Registration Statement currently filed with the Securities and Exchange Commission in respect of the resale of the Shares.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                  CHEQUEMATE INTERNATIONAL, INC.,
                                  d/b/a C-3D DIGITAL, INC.



                                  By: ________________________________
                                           Name: ________________________
                                           Title: _________________________

                                  CROOKS HOLLOW ROAD, LLC



                                  By: _________________________________
                                           Name: _________________________
                                           Title: _________________________




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                                  SCHEDULE 5(b)

         These are all the agreements which existed as of the execution of the transaction documents in May, and all the agreement which exist today, whereby the Company is contractually obligated to register shares of its stock.

         Crooks Hollow Road, LLC, by the modification agreement to which this is attached, consents only to the registrations described in the sections below numbered 1, 2, and 3.

         1. Issuance to United Business Systems (for purchase of hotel pay-per-view manufacturer & patents) of $940,000 worth of stock, at the market, to be registered. Recently renegotiated to 200,000 shares to be registered, and 440,000 restricted shares.

         2. Scott Applegate / CapitalPlus and Cinemaworks - $122,300 worth of stock, recently agreed to be 61,150 shares, to be registered, for Scott Applegate, and $236,000 worth of stock, recently agreed to be 55,000 registered shares, and up to 40,000 restricted shares, for Cinema Internet Networks, Inc., issued as part of a transaction to acquire service rights over 2650 free-to-guest rooms (less those rooms in hotels in Canada) in various hotels.

         3. Duchess Capital Partners - 83,333 shares to be registered, for investment banking services.

         4. Convertible line of credit promissory notes. $3,000,000 in debt is to be converted into 1,300,000 shares of common stock at $1.00 per share, and the other $1,700,000 to be converted to preferred stock, not convertible, after shareholder approval of amendment to Articles to allow issuance of preferred stock. The common stock has piggyback registration rights.

         5. Coast Communications (hotel movie business). Agreement to issue up to 230,500 shares, with registration rights, in satisfaction of $461,000 in debt.

         6. Trimark Pictures - 100,000 shares, to be issued as registered shares, as part of a contract for motion picture digitization and conversion from 2D to 3D.

         7. Hawatmeh, Iehab - 62,500 shares to be issued in settlement of claim for breach of contract, with shares to be registered.

         8. i-O Display Systems, LLC - 105,263 shares (contract for $500,000 worth of viewing systems and 3D movies; shares to be issued and registered on an S-3, and valued at $4.75) This is the company that makes the preferred wireless shutter glasses, and also owns rights to a few low budget 3D movies.

         9. Full Moon Universe - 80,000 worth of common stock to be issued at the market. (balance owed under last Summer's license fee for "Creeps", a 3D movie.)

         10. James O'Brien / Optimum Source - 2,728 shares with registration rights. (fee due

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from marketing / promotional services).

         11. Hudson Consulting Group - 25,000 shares with registration rights. (amended fee due for consulting services).

         12. Academy Entertainment - $250,000 worth of restricted stock w/piggyback registration rights. (contract for provision of public domain motion pictures, for conversion to 3D).

         13. Hotel Movie Express (King Farms) - 31,250 (post-split) shares with registration rights.

         14. Issuance of S-8 stock under the Company's current Consultant Stock Compensation Plan, as per past issuances and future issuances under the plan.

         15. Stock options outstanding to ten key employees, plus directors and former employees, for 1,534,334 shares, of which options for 910,000 shares will require shareholder approval, together with registration rights.